Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt	Christine Mohrmann
	KVH Industries	Financial Dynamics
	401-847-3327	212-850-5600
pspratt@kvh.com

KVH Industries Reports Second Quarter 2011 Results

•	Record quarterly revenue of $30.6 million; earnings in line with guidance

•	mini-VSAT Broadband product sales more than doubled

MIDDLETOWN, RI – July 29, 2011 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the second quarter ended June 30, 2011. Revenue for the second quarter of 2011 was $30.6 million, up 4% from the quarter ended June 30, 2010. Diluted earnings per share for the quarter totaled $0.01 on net income of $0.2 million. During the same period last year the company reported net income of $5.3 million or $0.36 per diluted share, on revenues of $29.5 million. Excluding a change in the deferred tax asset valuation allowance in the second quarter of 2010, quarterly adjusted net income was approximately $1.3 million and adjusted EPS was $0.09 for that period.

For the six months ended June 30, 2011, revenue was $55.0 million, down 4% compared to $57.5 million for the six months ended June 30, 2010. KVH reported a net loss of $1.3 million or $0.09 on a per share basis for the first six months of 2011. During the same period last year, the company reported net income of $7.4 million or $0.50 on a per diluted share basis. Excluding a change in the deferred tax asset valuation allowance in the second quarter of 2010, six months year to date adjusted net income was approximately $3.4 million and adjusted EPS was $0.23 per diluted share for that period.

“The excellent performance of our global satellite communication business helped us achieve record revenue for the second quarter and a substantial sequential improvement on the bottom line,” explained Martin Kits van Heyningen, KVH’s chief executive officer. “Our total mini-VSAT Broadbandsm airtime and compatible hardware revenues for the quarter were very strong, increasing approximately 81% year over year, including the benefit of CommBox™ sales by our new Norway subsidiary. Total shipments of our mini-VSAT Broadband TracPhone® systems more than doubled reaching an all-time quarterly high, in part due to record TracPhone V7 unit sales showing a better than 40% year-over-year increase from the second quarter last year. We also saw a very positive response to our new 14.5-inch diameter TracPhone V3, the world’s smallest maritime VSAT system. The success of these two products enabled us to ship our 1,500th TracPhone system for use with the mini-VSAT Broadband network, making it the world’s fastest growing and most popular maritime VSAT system.”

In the second quarter of 2011, mobile communications revenue was $19.0 million, a 14% increase on a year-over-year basis. Unlike the second quarter of 2010, there were no production shipments of KVH’s aeronautical TV antenna to LiveTV in the second quarter of 2011. Excluding the LiveTV year-over-year impact, revenue from mobile communications and satellite TV products and services for the marine and land markets was up 25% on a year-over-year basis on the strength of KVH’s mini-VSAT Broadband system hardware, airtime, and network management products.

KVH’s guidance and stabilization revenue from the company’s fiber optic gyro (FOG) solutions, TACNAV® military navigation systems, and related services was approximately $11.5 million in the second quarter of 2011, down 10% on a year-over-year basis. “Military tactical navigation sales saw a 300% increase on a year-over-year basis as we shipped a major international order that we received earlier this year. As expected, our FOG sales slowed compared to the second quarter of 2010 due to the low level of procurement for the U.S. Army’s remote weapon stations (RWS), as the Army makes the transition to the next program implementation (CROWS III), which is now expected to enter the proposal stage late this year or early in 2012. In the meantime, we continued to receive interim RWS FOG orders as well as orders to support a range of non-RWS and commercial applications. We are also seeing strong interest from U.S. and international customers in our new DSP-1750, the world’s smallest high-precision FOG. We are extremely excited about the prospects for this product, both as a standalone FOG and as the foundation for a new family of ultra-compact, high-performance inertial navigation systems,” said Mr. Kits van Heyningen.

Addressing the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “Sales of our mini-VSAT Broadband products and services and our FOG products were in line with our expectations and helped to largely offset our second consecutive quarter of weakness in sales to the leisure marine and recreational vehicle (RV) satellite TV market, which continued to be weaker than expected due to historically high fuel prices, a decline in new boat sales, and ongoing low levels of consumer confidence.

“We experienced solid sequential growth for our VSAT products and airtime services as a whole. This was also the first quarter in some time with no substantial increase in our mini-VSAT Broadband global network fixed costs. This contributed to a healthy sequential improvement in overall gross margin. Now that the fixed portion of the mini-VSAT Broadband network infrastructure has stabilized, we expect gradual service gross margin expansion in the coming quarters.

“The second quarter EPS included the impact of an unusually high tax expense. Since receiving municipal approval during the second quarter for our new production facility, we should be able to capture additional investment tax credits. As a result, we have lowered our fiscal year effective tax rate to less than 10 percent. This new rate, when applied on a year-to-date basis, resulted in a reversal of the majority of the tax benefit that was recorded in the first quarter, for which the impact per share was an additional tax expense of approximately $0.02 in the second quarter.”

Looking ahead to the remainder of the year, Mr. Spratt said, “We believe it is prudent to view the leisure markets more conservatively as our visibility for sales into these markets has become less clear. As a result, we expect our top and bottom lines for the third quarter of 2011 will be similar to our second quarter results. Revenue is projected to be in the range of $29.0 to $31.0 million, and the bottom line earnings are projected to be in the range of $0.02 to $0.07 per share. We expect mini-VSAT sales to continue to drive our growth, but we will not have the benefit of the large foreign military TACNAV® sale that we had in the second quarter. We expect the fourth quarter will reflect solid sequential revenue growth compared to the third quarter, with an increase in operating margin. The businesses that we expect to drive our long-term growth are strengthening and developing as we have anticipated. We are confident that when the economic situation begins to improve we will be well positioned to take additional advantage in our strategic markets.”

Mr. Kits van Heyningen concluded, “We’re very pleased with the revenue growth we achieved in the second quarter as well as the sequential improvement on the bottom line. Our strategic businesses are performing as expected and we’re making excellent progress, including the outstanding performance of our VSAT initiative and the introduction of exciting new FOG technology. While the leisure markets remain a challenge, we continue to have confidence in our long-term strategic plans and in our ability to lead the market in maritime VSAT and in fiber optic gyros.”

Recent Operational Highlights:

•

On July 14, 2011, KVH shipped its 1,500th TracPhone system for the global mini-VSAT Broadband network, reinforcing mini-VSAT Broadband’s position as the world’s fastest growing and largest maritime Ku-band network.

•

On June 28, 2011, KVH introduced the DSP-1750, the world’s smallest precision FOG, which uses KVH’s new 170 micron E•Core® ThinFiber technology to offer a 5x improvement in input rates and angle random walk and an 8x improvement in bias stability compared to KVH’s current family of commercial fiber optic gyros.

•

On June 23, 2011, KVH announced that western and southern South America, the final region in its original mini-VSAT Broadband network plan, are now under contract for service and will be going live this summer, making mini-VSAT Broadband the largest marine Ku-band network.

•	On May 26, 2011, KVH announced that Nordic Maritime Singapore had chosen KVH’s TracPhone V7 to help vessel crews optimize their use of onboard satellite connections while decreasing costs.

•	On May 23, 2011, KVH shipped its 1000th CommBox ship/shore network manager.

•

On April 29, 2011, KVH announced that Maersk Tankers, the world’s largest product tanker fleet, would be fielding the KVH CommBox on 120 vessels to support least cost routing and to coordinate file transfers, e-mail, and Internet access for both business and crew use.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and TracPhone V3 and related services to improve airtime gross margins; the need for or delays in qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7 and V3; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; potential reductions in our overall gross margins in the event of a shift in product mix; uncertainties regarding our ongoing relationship with LiveTV; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 5, 2011. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Sales:
Product	$24,331	$24,379	$43,215	$48,412
Service	6,241	5,118	11,766	9,067

Net sales	30,572	29,497	54,981	57,479

Costs and expenses:
Costs of product sales	13,482	13,688	24,010	26,809
Costs of service sales	5,095	4,314	9,897	7,371
Research and development	2,878	2,500	5,853	5,083
Sales, marketing and support	5,976	4,738	11,175	9,236
General and administrative	2,550	2,316	5,477	4,681

Total costs and expenses	29,981	27,556	56,412	53,180

Income (loss) from operations	591	1,941	(1,431)	4,299

Interest income	67	92	132	183
Interest expense	57	59	113	82
Other income, net	1	32	15	63

Income (loss) before income tax (expense) benefit	602	2,006	(1,397)	4,463
Income tax (expense) benefit	(412)	3,318	53	2,927

Net income (loss)	$190	$5,324	$(1,344)	$7,390

Net income (loss) per common share:
Basic	$0.01	$0.37	$(0.09)	$0.52

Diluted	$0.01	$0.36	$(0.09)	$0.50

Weighted average number of common shares outstanding:
Basic	14,901	14,373	14,825	14,298

Diluted	15,200	14,770	14,825	14,738

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2011	December 31, 2010
ASSETS

Cash, cash equivalents and marketable securities	$32,542	$37,307
Accounts receivable, net	20,437	18,770
Inventories	17,294	14,765
Deferred income taxes	762	944
Other current assets	2,712	2,734

Total current assets	73,747	74,520

Property and equipment, net	24,993	23,044
Deferred income taxes	5,289	4,982
Goodwill	4,846	4,517
Intangible assets, net	2,295	2,272
Other non-current assets	6,461	5,863

Total assets	$117,631	$115,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$14,112	$12,814
Deferred revenue	832	1,011
Current portion of long-term debt	127	124

Total current liabilities	15,071	13,949

Other long-term liabilities	1,379	1,262
Long-term debt, excluding current portion	3,619	3,684
Stockholders’ equity	97,562	96,303

Total liabilities and stockholders’ equity	$117,631	$115,198

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

Net Income Excluding Income Tax Benefit from Change in Deferred Income Tax Asset

Valuation Allowance (in thousands, unaudited)

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010

Net Income - GAAP	$5,324	$7,390

Income tax benefit from change in deferred income taxes valuation allowance	3,982	3,982

Net Income - Adjusted	$1,342	$3,408

Net income per common share - Adjusted:
Basic	$0.09	$0.24

Diluted	$0.09	$0.23

Note - The impact of the change in the deferred income tax asset valuation allowance on the number of diluted shares outstanding did not alter the diluted net income per common share result presented for both periods. As a result, the inconsequential impact to the diluted share number has not been included.

Adjusted net income excluding the income tax benefit from the change in deferred income tax asset valuation allowance for the three and six months ended June 30, 2010, is presented in the table above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. We believe the adjusted information is useful to investors because it is reflective of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. Our criteria for adjusted net income may differ from models used by other companies and should not be considered as an alternative to net income prepared in accordance with US GAAP as an indicator of our operating performance.

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